Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trinity Place Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other	2,000,000	$0.52005 (2)	$1,040,100	$110.20 per $1,000,000	$114.62
Total Offering Amounts					$1,040,100		$114.62
Total Fee Offsets							$0
Net Fee Due							$114.62

(1)

Amount represents 2,000,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Trinity Place Holdings Inc., a Delaware corporation, reserved and available for delivery with respect to awards under the Trinity Place Holdings Inc. 2015 Stock Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated, in accordance with Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on the average of the high and low prices reported by the NYSE American on June 26, 2023 which is within five (5) business days prior to the date of this Registration Statement.